Exhibit 99.1

ChargePoint Announces $300 Million Financing

Antara Capital LP to Invest $300 Million in Convertible Senior Notes in a Private Placement

CAMPBELL, Calif. – April 4, 2022 – ChargePoint Holdings, Inc. (NYSE: CHPT), a leading electric vehicle (EV) charging network, today announced that Antara Capital LP has agreed to make a $300 million investment in ChargePoint through the purchase of convertible senior notes to support ChargePoint’s growth initiatives.

Under the terms of the investment, Antara Capital LP will purchase a total aggregate principal amount of $300 million in 3.50% / 5.00% Convertible Senior Notes due 2027 (the “Notes”). The transaction is expected to close on April 12, 2022.

The Notes will be convertible at an initial conversion price to be determined prior to closing. The initial conversion price will represent a 30.0% premium to ChargePoint’s volume-weighted average price over a pre-determined period between this announcement and closing. Upon any conversion, ChargePoint will have the right to elect settlement in cash, shares or any combination thereof in its sole discretion.

The gross proceeds from the sale of the Notes are expected to be $300 million, before deducting fees and estimated offering expenses.

ChargePoint is permitted to pay interest on the Notes in cash or through the issuance of additional Notes (“PIK Interest”), at its election. Interest payments made in cash will be based on an interest rate of 3.50% per year, and PIK Interest will be based on an interest rate of 5.00% per year. The Notes will mature on April 1, 2027, unless redeemed, repurchased or converted in accordance with their terms prior to such date. The Notes will be guaranteed by ChargePoint’s operating company and wholly owned subsidiary, ChargePoint, Inc.

Evercore acted as exclusive financial advisor to ChargePoint.

Additional information regarding this announcement may be found in a Current Report on Form 8-K that ChargePoint intends to file with the Securities and Exchange Commission (the “SEC”).

The Notes and any shares of common stock issuable upon conversion of the Notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements. The investment agreement contemplates that the Notes will be transferrable to qualified institutional buyers pursuant to Rule 144A under the Securities Act. ChargePoint has agreed to file a registration statement with the SEC as soon as reasonably practicable after the closing, registering the resale of the shares of common stock issuable upon the conversion of the Notes.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities (including the shares of ChargePoint common stock, if any, into which the Notes are convertible) and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About ChargePoint

ChargePoint is creating a new fueling network to move people and goods on electricity. Since 2007, ChargePoint has been committed to making it easy for businesses and drivers to go electric with one of the largest EV charging networks and a comprehensive portfolio of charging solutions available today. ChargePoint’s cloud subscription platform and software-defined charging hardware are designed to include options for every charging scenario from home and multifamily to workplace, parking, hospitality, retail and transport fleets of all types. Today, one

ChargePoint account provides access to hundreds-of-thousands of places to charge in North America and Europe. To date, more than 110 million charging sessions have been delivered, with drivers plugging into the ChargePoint network approximately every two seconds. For more information, visit the ChargePoint pressroom, the ChargePoint Investor Relations site, or contact ChargePoint’s North American or European press offices or Investor Relations.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks, uncertainties, and assumptions, including, among other things, statements regarding the closing of the investment, the anticipated use of proceeds and any expected benefits for ChargePoint from application of the proceeds and the terms of the Notes. There are a significant number of factors that could cause actual results to differ materially from the statements made in this press release, including: the impact of the COVID-19 pandemic, geopolitical events including the Russian invasion of Ukraine, macroeconomic trends including changes in inflation or interest rates, or other events beyond our control on the overall economy, our business and those of our customers and suppliers, including due to supply chain disruptions and expense increases; our limited operating history as a public company; the fact that the Notes may never be converted into common stock, whether because our business is affected by the factors listed below or otherwise; our dependence on widespread acceptance and adoption of EVs and increased installation of charging stations; our current dependence on sales of charging stations for most of our revenues; overall demand for EV charging and the potential for reduced demand for EVs if governmental rebates, tax credits and other financial incentives are reduced, modified or eliminated or governmental mandates to increase the use of EVs or decrease the use of vehicles powered by fossil fuels, either directly or indirectly through mandated limits on carbon emissions, are reduced, modified or eliminated; supply chain interruptions and expense increases; unexpected delays in new product introductions; our ability to expand our operations and market share in Europe; the need to attract additional fleet operators as customers; potential adverse effects on our revenue and gross margins if customers increasingly claim clean energy credits and, as a result, they are no longer available to be claimed by us; the effects of competition; risks related to our dependence on our intellectual property; and the risk that our technology could have undetected defects or errors. Additional risks and uncertainties that could affect our financial results are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K filed with the SEC on April 4, 2022, which is available on our website at investors.chargepoint.com and on the SEC’s website at www.sec.gov. Additional information will also be set forth in other filings that we make with the SEC from time to time. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we do not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, except as required by applicable law.

CHPT-IR

ChargePoint

Jennifer Bowcock

VP, Communications

Jennifer.Bowcock@chargepoint.com

media@chargepoint.com

Patrick Hamer

VP, Capital Markets and Investor Relations

Patrick.Hamer@chargepoint.com

investors@chargepoint.com